Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contact:           Richard Ehrich, Chief Financial Officer

Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces First Quarter 2017 Financial Results

•         Achieved first quarter profitability; the first since 2010

•         First quarter 2017 royalties were consistent with the prior year period

•         First quarter 2017 product sales decreased approximately 11 percent from the prior year period

•         Operating expenses decreased approximately 14 percent from the prior year period

Saint Paul, Minn., May 3, 2017 -- Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its first quarter ended March 31, 2017.

First Quarter Results:

Image Sensing Systems’ (ISS) 2017 first quarter revenue was $3.1 million, compared to $3.2 million in the first quarter of 2016. Gross margin from operations for the first quarter of 2017 was 79 percent, a 7 percentage point increase from a gross margin of 72 percent for the same period in 2016.  The increase in the gross margin percent was the result of higher percentage of revenue from royalties and improved product sales gross margin.  Revenue from royalties remained constant at $1.6 million compared to the prior year period.

Product sales decreased to $1.4 million in the quarter, an 11 percent decrease from the $1.6 million in the first quarter of 2016. Lower product sales resulted from a previously identified supply chain disruption that was not resolved until late into the first quarter, and softer demand in the Middle East and Europe due to suppressed oil prices and reduced European Union (EU) funding.   Autoscope Video product sales and royalties were $260,000 and $1.6 million, respectively, and RTMS Radar product sales were $1.2 million in the first quarter of 2017.

The Company’s net income in the first quarter was $197,000, or $0.04 per basic share, compared to a net loss of $292,000 or $0.06 per basic share, in the prior year period. The first quarter 2017 net income from operations includes operating expenses of $2.3 million, a reduction of $357,000, representing an improvement of approximately 14 percent from the first quarter of 2016. During the first quarter of 2017, we capitalized $174,000 of internal software development costs compared to $601,000 in the prior year period.

Exhibit 99.1

On a non-GAAP basis, excluding intangible asset amortization, depreciation, and restructuring charges for the applicable periods, operating income from operations for the first quarter of 2017 was $353,000 compared to an operating loss of $88,000 in the first quarter of 2016.

“It has been seven years since the company has posted a profitable first quarter. It is rewarding to see the hard work and discipline of the ISS team,” said Chad Stelzig, President and CEO for ISS.  “While we are pleased with the results, we are not satisfied.  Investment into new technology development, improved customer engagement initiatives, and continued collaboration with our partners will continue to promote profitable growth,” concluded Mr. Stelzig.

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items.  Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016 filed on March 24, 2017.

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended March 31,
	2017	2016
Revenue
Royalties	$1,644	$1,624
Product sales	1,440	1,614
	3,084	3,238
Cost of revenue	634	918
Gross profit	2,450	2,320

Operating expenses
Selling, general and administrative	1,436	1,689
Research and development	816	794
Restructuring charges	--	126
	2,252	2,609
Income (loss) from operations	198	(289)
Other income (loss)	3	(1)
Income (loss) before income taxes	201	(290)
Income tax expense	4	2
Net income (loss)	$197	$(292)

Basic net income (loss) per share	$0.04	$(0.06)
Diluted net income (loss) per share	$0.04	$(0.06)

Weighted shares – basic	5,096	5,030
Weighted shares – diluted	5,096	5,030

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$2,120	$1,547
Receivables, net	2,812	3,011
Inventories	224	141
Prepaid expenses and other current assets	290	281
	5,446	4,980

Property and equipment, net	352	371
Intangible assets, net	2,879	2,795
Deferred taxes	58	58
	$8,735	$8,204
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$641	$256
Warranty	1,124	1,223
Accrued compensation Other current liabilities	239 250	193 323
	2,254	1,995

Deferred tax liability	1	--
	2,255	1,995

Shareholders’ equity	6,480	6,209
	$8,735	$8,204

Exhibit 99.1

 Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three-Month Periods Ended March 31,
	2017	2016
Operating activities
Net income (loss)	$197	$ (292)
Adjustments to reconcile net income (loss) to net cash used in operations

Depreciation and amortization	155	75
Stock option expense	65	59
Changes in operating assets and liabilities	277	(459)
Net cash provided by (used in) operating activities	694	(617)

Investing activities
Purchases of property and equipment, net of disposals	(33)	(24)
Capitalized software development costs	(95)	(601)
Net cash used by investing activities	(128)	(625)

Effect of exchange rate changes on cash	7	(3)

Increase in cash and cash equivalents	573	(1,245)
Cash and cash equivalents, beginning of period	1,547	2,648
Cash and cash equivalents, end of period	$2,120	$1,403

Non-Cash investing and financing activities:
1. Purchase of property and equipment in accounts payable	$ 11	$ --
2. Capitalization of software development costs in accounts payable	$ 79	$ --

Exhibit 99.1

Image Sensing Systems, Inc.

Non-GAAP Income (Loss) from Operations

(in thousands)

(unaudited)

We define Non-GAAP income (loss) from operations as income (loss) from operations before amortization of intangible assets, depreciation and restructuring charges for the applicable periods.  Management believes Non-GAAP income (loss) from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations.  Our definition of Non-GAAP income (loss) from operations may not be comparable to similarly titled definitions used by other companies.  The table below reconciles Non-GAAP income (loss) from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended March 31,
	2017	2016
Income (loss) from operations	$198	$(289)
Depreciation	65	75
Amortization of intangible assets	90	--
Restructuring charges	--	126
Non-GAAP income (loss) from operations	$353	$(88)

Note – Our calculation of Non-GAAP income (loss) from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.